Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Glen Akselrod, Bristol Capital

(905) 326-1888, Ext. 1

glen@bristolir.com

Aqua Metals Announces 2021 Results

Recent Highlights:

●	Signed a definitive agreement with ACME Metal Enterprise Co., Ltd. (ACME) to deploy and license AquaRefining equipment and technologies at its facility in Keelung, Taiwan.

●	Commenced AquaRefining equipment shipments to first Asia Pacific Licensee, ACME Metal

●

Reached agreement to lease-to-sell AquaRefinery plant in Tahoe-Reno Industrial Center for $14.5-15.5M to emerging Li-Ion recycler LiNiCo.  Received non-refundable deposit of $1.25M plus monthly lease payments and expect to receive full payment between October, 2022 and March, 2023 with a $1M incentive for LiNiCo to exercise option  prior to October 1, 2022

●	Made an initial investment in LiNiCo in February, 2021

●

Developed and filed provisional patent for work on AquaRefining for lithium-ion battery recycling which has yielded promising results, meeting vital benchmarks and paving the way for end-to-end recycling as early as the end of the year

●	Signed collaboration agreement with LiNiCo to complete development with plans to deploy and license Li AquaRefining for the first LiNiCo facility

●

Successfully completed lab-tested cobalt plating at Company’s Innovation Center, yielding cobalt, targeting a pilot circuit that will produce meaningful quantities of critical metals and compounds by late summer or early fall 2022

●

Added strategic capabilities by appointing Dave McMurtry as Chief Strategist, retaining Silver State Government Relations to help engage state and federal governments and appointed Justin Chen as Aqua Metals’ Asia Pacific regional leader

●	Established the Aqua Metals Innovation Center in Tahoe-Reno Industrial Center for development and piloting of our AquaRefining for lithium-ion battery recycling technologies

●	Completed the third generation Aqualyzer for lead; achieved production over 300% compared to the original model

●	Received final insurance payment of $5.25 million; total insurance proceeds collected is $30.25 million

●	Subsequent to year end, exercised our warrants to increase our ownership in LiNiCo by 20%

●	Grown our patent portfolio during the year from six US patents and 40 international patents to eight US and 63 international patents

Reno, Nev., Feb. 24, 2022 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) ("Aqua Metals" or the "Company"), which is reinventing metals recycling with its AquaRefining™ technology, today announced results for the year ended December 31, 2021.

Steve Cotton, President and Chief Executive Officer, commented, “During 2021 we made great progress in both our lead and lithium recycling efforts. We signed our first definitive agreement with ACME Metal to deploy AquaRefining equipment.  We are excited to have begun the process of shipping the equipment and are looking forward to installing and commissioning the equipment this year and working with ACME with support of our Taipei based APAC leader, Justin Chen, to enhance their battery manufacturer customer relationships through supply of ultrapure metal potentially with favorable direct to oxide economics. Our team has successfully improved throughput and reduced costs of our equipment and processes. During the year we continued to improve our PureMetrics software which is built to provide real-time monitoring to keep track of metal production and report on key operating metrics. We have also seen our lithium-ion battery recycling program make significant commercial and technical progress. We have a great partnership with LiNiCo and during the year signed a collaboration agreement allowing our two companies to work together on research and development of our Li-ion battery recycling technologies with LiNiCo initially focused on the spent batteries breaking and separation to unique quality black mass and Aqua Metals focused on high value metals and compound extraction from the black mass. We established our Innovation Center which is focused on developing cleaner and safer metals recycling through innovation. Our Innovation Center is expanding the development of breakthrough technologies for sustainable metal recycling that can close the loop and deliver high-value raw materials back into battery manufacturing and, we believe uniquely to AquaRefining, plated metals to metal alloys supply chains while reducing emissions and toxic byproducts and creating safer work environments. We believe that AquaRefining is the cleanest approach to lithium-ion recycling, and can produce higher quality products at a lower overall cost. We expect operational testing of full-sized lithium-ion AquaRefining recycling units in the third quarter of 2022.

The Company continues to have a strong balance sheet with solid cash and no debt. The Company had access to but sparingly used it’s ATM facility since our last annual earning report. With a combination of additional ATM share sales, supplemented by the potential purchase payoff for the facility and proceeds from the expected sale of equipment, as well as a decreased cash burn from prior years, we are confident we will be able to finance our operations over, at least, the next 12 months with the flexibility we need. We feel very confident in the foundational work that our team has put in place over this prior year. Our team has strategically been enhanced with additional resources that strengthens our amazing group working here. As we look forward to the future, we are very excited about the opportunities that are ahead and our ability to provide the solutions that the world needs for both lead and lithium-ion battery recycling.”

2021 Financial Results

During the last two years Aqua Metals has been focused on research and development activities to enhance its lead recycling products and ability to recycle metals found in lithium-ion batteries. The Company was not in commercial production during 2021 and, as a result, generated minimal revenue during the year. Revenue resulted from the sale of inventory consisting of lead compounds that were generated during the operation of the TRIC facility and prior to the November 2019 fire at our TRIC facility that was unrelated to the AquaRefining process.

Cost of product sales increased by approximately 28% during the year to $7.0 million compared to $5.5 million in 2020. Cost of product sales increased during 2021 as a result of plant clean-up costs in preparation for the lease and expected  sale of the TRIC facility.

Research and development cost included expenditures related to the improvement of the AquaRefining technology. During the twelve months ended December 31, 2021, research and development costs shifted to primarily Li-Ion recycling as the lead recycling product development concluded, while also decreasing overall for the year by approximately 9% compared to 2020. Research and development is a key part of our business strategy and includes our focus on continuous product improvement of the Company's proprietary technology for LAB recycling and further advancing our development related to the application of AquaRefining to recycling lithium-ion batteries.

General and administrative expense increased approximately 8% for the twelve months ended December 31, 2021 compared to the twelve months ended December 31, 2020. Increases in general and administrative expenses included changes in stock-based compensation, in addition to an increase in legal expenses and insurance premiums.

For the year ended December 31, 2021, the Company had an operating loss of $17.5 million, compared to an operating loss of $15.4 million for the year ended December 31, 2020. The net loss for 2021 was $18.2 million, or $0.26 per basic and diluted share, compared to a net loss of $25.8 million, or $0.42 per basic and diluted share, for the year ended December 31, 2020.

In conjunction with year-end 2021 accounting, the Company conducted a review of its fixed assets. We periodically evaluate our property and equipment assets for indications that the carrying amount of an asset may not be recoverable. At December 31, 2021, management compared the carrying value of the assets held for sale against current fair market values. We determined the carrying value needed to be reduced to align with current fair market values. We recognized a $0.5 million impairment of assets held for sale during the period. At December 31, 2020, management reviewed the remaining estimated lives of our long-lived assets. Any reduction in the useful life assumption will result in increased depreciation and an amortization expense in the period when such determination is made, as well as in subsequent periods. We evaluate the need to record impairment during each reporting period. We determined that the remaining useful lives of the equipment had decreased due to our focus on a capital light strategy. We recognized a $11.7 million impairment during the period ended December 31, 2020. The impairment expense included a write-down of $7.7 million to equipment under construction that was not yet capitalized. In addition, certain other equipment was written down by $4.0 million to fair values, resulting in the acceleration to depreciation for identified assets.

The Company has entered into an Industrial Lease Agreement with LINICO Corporation, a Nevada corporation dated February 15, 2021, pursuant to which the Company has leased to LINICO the 136,750 square foot recycling facility at TRIC. The lease commenced April 1, 2021 and expires on March 31, 2023. During the lease term, LINICO has the option to purchase the land and facilities at a purchase price of $14.25 million if the option is exercised and the sale is completed by October 1, 2022 and $15.25 million if the option is exercised and the sale is completed after October 1, 2022 and prior to March 31, 2023. The purchase option is subject to LINICO’s payment of a nonrefundable deposit of $1.25 million, which was paid on October 15, 2021, and a second nonrefundable deposit of $2.0 million by November 22, 2022, both of which will be applied towards the purchase price. The lease agreement is a triple-net lease pursuant to which LINICO is responsible for all fixed costs, including maintenance, utilities, insurance, and property taxes. The lease agreement provides for LINICO’s monthly lease payments starting at $68,000 per month and increasing to $100,640 during the last six months of the lease thus further incenting LINICO to complete the purchase of the facility by October of this year. The lease agreement contains customary representations, warranties and indemnities on the part of both parties.

With respect to the portion of the facility that was damaged in the November 2019 fire, consisting of approximately 30,000 square feet, the Company was obligated to complete the clean-up of the damaged area, at the Company's expense and repair all damage to the damaged area, at the Company's expense. Repairs and clean up were substantially completed by the end of 2021. In regards to the equipment on-site at TRIC, the Company granted LINICO the right of first offer to purchase any equipment the Company offers for sale. Subsequent to year end, LINICO purchased approximately $0.8 million of equipment.

On February 15, 2021, the Company entered into a Series A Preferred Stock Purchase Agreement with LINICO Corporation, that provided for the Company's issuance of 375,000 shares (“Aqua Shares”) of the Company's common stock in consideration of LINICO’s issuance of 1,500 shares of its Series A Preferred Stock, at a stated aggregate value of $1,500,000, along with a three-year warrant (“Series A Warrant”) to purchase an additional 500 shares of LINICO Series A Preferred Stock at an exercise price of $1,000 per share. Subsequent to year end the Company exercised the warrant for all 500 LINICO Series A Preferred shares. The 2,000 shares of the Series A Preferred Stock represents approximately 12% of LINICO common stock on a fully diluted basis.

As of December 31, 2021, the Company had $8.1 million in cash and cash equivalents.

Conference Call and Webcast

The Company will conduct a conference call to discuss these results today at 4:30 p.m. Eastern Standard Time. The call may be accessed by dialing: 1-877-407-9708 or 1-201-689-8259 for international callers and referencing conference ID: 13727280. A simultaneous webcast of the conference call will be available at: https://event.webcasts.com/starthere.jsp?ei=1530489&tp_key=e0f8f451ee

In addition, the live webcast or a replay of the conference call will be available via the Company website at: https://ir.aquametals.com/ir-calendar. A telephone replay of the conference call will be available until March 10, 2022, by dialing 1-877-660-6853 or 1-201-612-7415 and using pin number access ID: 13727280.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented hydrometallurgical AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular Aqualyzers™ cleanly generates ultra-pure metal one atom at a time, closing the sustainability loop for the rapidly growing energy storage economy. The Company’s offerings include equipment supply, services, and licensing of the AquaRefining technology to recyclers across the globe. Aqua Metals is based in Reno, Nevada. To learn more, please visit: www.aquametals.com.

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc (@AquaMetalsInc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/channel/UCvxKNWcB69K0t7e337uQ8nQ respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for our Aqua Metals Innovation Center, our ability to develop our AquaRefining technologies for the recycling of lithium-ion batteries and the expected benefits of our Innovation Center, the recycling of lithium-ion batteries and our deployment of AquaRefining technology and equipment to our Taiwan partner’s facility. Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not derive the expected benefits from our Aqua Metals Innovation Center; (2) the risk we may not be able to recycle lithium-ion batteries using our AquaRefining process or, if we do, derive the expected benefits from such recycling; (3) the risk that we may experience COVID-19 related delays in deploying equipment and technology to our Taiwan partner; (4) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative to smelting in spite of the perceived benefits of AquaRefining; (5) the risk that we may not realize the expected economic benefits from any licenses we may enter into; (6) the risk that we may not be able to access additional capital, through the sale of our TRIC facilities and equipment or otherwise, as and when needed and (7) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed on February 24, 2022. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

AQUA METALS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$8,137	$6,533
Accounts receivable	269	32
Lease receivable, current portion	920	—
Inventory	123	1,091
Assets held for sale	2,633	—
Prepaid expenses and other current assets	356	702
Total current assets	12,438	8,358

Non-current assets
Property and equipment, net	2,367	24,883
Intellectual property, net	640	819
Investment in LINICO	1,500	—
Lease receivable, non-current portion	15,528	—
Other assets	796	1,078
Total non-current assets	20,831	26,780

Total assets	$33,269	$35,138

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$685	$1,552
Accrued expenses	3,005	1,253
Lease liability, current portion	388	620
Notes payable, current portion	—	29
Total current liabilities	4,078	3,454

Building purchase deposit	1,328	—
Lease liability, non-current portion	330	242
Notes payable, non-current portion	—	303
Total liabilities	5,736	3,999

Commitments and contingencies

Stockholders’ equity
Common stock; $0.001 par value; 100,000,000 shares authorized; 70,416,552 and 64,461,065 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	70	64
Additional paid-in capital	211,309	196,728
Accumulated deficit	(183,846)	(165,653)
Total stockholders’ equity	27,533	31,139

Total liabilities and stockholders’ equity	$33,269	$35,138

AQUA METALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year ended December 31,
	2021	2020
Product sales	$173	$108

Operating cost and expense
Cost of product sales	7,017	5,476
Research and development cost	933	1,027
General and administrative expense	9,688	8,998
Total operating expense	17,638	15,501

Loss from operations	(17,465)	(15,393)

Other income and expense
Insurance proceeds net of related expenses	4,794	2,946
Impairment expense	(545)	(11,741)
PPP loan forgiveness	332	—
Loss on disposal of property and equipment	(5,665)	—
Interest expense	(21)	(1,620)
Interest and other income	379	48

Total other expense, net	(726)	(10,367)

Loss before income tax expense	(18,191)	(25,760)

Income tax expense	(2)	(2)

Net loss	$(18,193)	$(25,762)

Weighted average shares outstanding, basic and diluted	70,002,180	60,861,450

Basic and diluted net loss per share	$(0.26)	$(0.42)

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